Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-257366) of Sezzle Inc. and Subsidiaries of our report dated March 30, 2022, relating to the consolidated financial statements, appearing in the annual report on Form 10-K for the year ended December 31, 2021.

/s/ BAKER TILLY US, LLP

Minneapolis, Minnesota
March 30, 2022